Exhibit 99.2

Cleantech Solutions International Enters into Exclusivity Agreement with Inspirit Studio Regarding Potential Acquisition

Hong Kong – October 9, 2017 – Cleantech Solutions International, Inc. (“Cleantech Solutions” or “the Company”) (NASDAQ: CLNT) today announced that its wholly-owned subsidiary, Sharing Economy Investment Limited (“SEI”), has entered into an exclusivity agreement with Inspirit Studio, regarding a potential acquisition by SEI of not less than 51% of Inspirit Studio.

Inspirit Studio develops and runs a sharing economy mobile platform called Anyway, which allows people to provide courier delivery services during their commuting times. Anyway connects senders and freelance couriers who are willing to deliver parcels/letters for senders in return for income. It is a low cost and fast delivery solution which allows freelance couriers to earn income by sharing their journeys. “Anyway resolves problems that the current courier services have,” said Kurt Tam, CEO of Inspirit Studio. “With Anyway, senders can get speedy responses to contact with our freelance couriers who are in close proximity to the senders. There is no limitation on service area and business hours. With a five-month pilot program in Hong Kong, we have signed up over 2,000 freelance couriers, with over successful 6,000 transactions.”

“Anyway is a true sharing solution that can also bridge with many sharing economy platforms that we are developing,” said Parkson Yip, COO of Cleantech Solutions. “We are excited to work with Anyway to further fine tune their solution and integrate with other sharing economy platforms. Peer-to-peer courier services can play a big role in communities where we often want helpers to run errands, or simply bring items home from other locations, without taking the extra time out of our schedules. We look forward to making peer-to-peer courier services available globally.”

According to iimediaResearch, the number of users participating in the peer-to-peer delivery sharing market in China has grown from 124 million in 2014 to 231 million in 2016, and experts expect it to grow to 353 million by 2018. Approximately 1.4 billion transactions were recorded in the first quarter of 2017.

About Cleantech Solutions International

Cleantech Solutions, through its affiliated companies, designs, manufactures and distributes a line of proprietary high and low temperature dyeing and finishing machinery to the textile industry.  The Company’s latest business initiatives are focused on targeting the technology and global sharing economy markets, by developing online platforms and rental business partnerships that will drive the global development of sharing through economical rental business models.

About Inspirit Studio

Inspirit Studio has been engaging in developing a mobile app platform which provides instant errand services in peer to peer model. Its vision is to create an innovative consumption pattern and improve life quality by effectively reallocating idle resources in communities. Income is mainly generated from commission charged on each errand service transaction, apart from that, it will diversify its revenue stream by introducing advertising business and big data analytic. The upcoming mission is to expand its errand network, continuously optimize its business model, integrate into the ecosystem of the Group and join together into a global network.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary and affiliated companies and certain potential transactions that they may enter into. These forward looking statements are often identified by the use of forward looking terminology such as “believes,” “expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2016 and in our Form 10-Q for the quarter ended June 30, 2017. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Company Contacts:

Cleantech Solutions International, Inc.

Parkson Yip, COO

E-mail: parkson.yip@cleantechsolutionsinternational.com

+852-31060372

Web: www.cleantechsolutionsinternational.com

Compass Investor Relations

Elaine Ketchmere, CFA

Email: eketchmere@compass-ir.com

+1-310-528-3031

Web: www.compassinvestorrelations.com